Global StocksPLUS held their annual meeting of shareholders on July 14, 2009, respectively.

Common/Preferred shareholders voted as indicated below:
							Withheld
					Affirmative 	Authority
Re-election of Paul Belica -
Class I to serve until 2012		8,806,829 	242,039
Re-election of Hans W. Kertess -
Class I to serve until 2012		8,799,764 	249,104
Re-election of William B. Ogden, IV -
Class I to serve until 2012		8,820,213 	228,655

Messrs. John C. Maney+ and R. Peter Sullivan, III continue to serve as Trustees.

+ Interested Trustee